Exhibit 5.1

December 23, 2009

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Re:	5,138,600 Shares of Common Stock of Thomas Properties Group, Inc.
Offered to Institutional Investors

Ladies and Gentlemen:

We are acting as counsel for Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 5,138,600 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the Subscription Agreement, effective as of December 18, 2009 (the “Subscription Agreement”), entered into by and among the Company and the institutional investors that are parties thereto (the “Investors”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered to the Investors pursuant to the terms of the Subscription Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company relating to the Registration Statements on Form S-3 (Reg. Nos. 333-152152 and 333-132915) (collectively, the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day